                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                          SCHEDULE 13G



           Under the Securities Exchange Act of 1934
                       (Amendment No. 3)



                     STERLING WEST BANCORP
                        (Name of Issuer)




                          COMMON STOCK
                 (Title of Class of Securities)



                           859728107
                         (CUSIP Number)






  Check the following box if a fee is being paid with this statement

1



(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

CUSIP No.  859728107                    13G                 Page 1 of
3 Pages

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

1.   NAME OF REPORTING PERSON                     Timothy H. Behunin
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      ###-##-####

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP                                         (a) /  /
                                                        (b) /  /
               N/A
----------------------------------------------------------------------
----------------------------------------------------------------------
----------

3.   SEC USE ONLY

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

4.   CITIZENSHIP OF PLACE OF ORGANIZATION              USA

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

NUMBER OF      5.   SOLE VOTING POWER
SHARES         -------------------------------------------------------
--------------------------------------------------------------
BENEFICIALLY
OWNED BY       6.   SHARED VOTING POWER                107,854
EACH           -------------------------------------------------------
--------------------------------------------------------------
REPORTING
PERSON         7.   SOLE DISPOSITIVE POWER
WITH           -------------------------------------------------------
--------------------------------------------------------------

               8.   SHARED DISPOSITIVE POWER
----------------------------------------------------------------------
----------------------------------------------------------------------
----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                             107,854

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
     EXCLUDES CERTAIN SHARES                      /   /

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   6.3%

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

12.  TYPE OF REPORTING PERSON                     IN

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

Item 1.
     (a)  Name of Issuer:

               Sterling West Bancorp

     (b)  Address of Issuer's Principal Executive Offices:

               3287 Wilshire Boulevard
               Los Angeles, CA  90010

Item 2.
     (a)  Name of Person Filing:

               Timothy G. Behunin

     (b)  Address of Principal Business Office or, if none, residence:

               3287 Wilshire Boulevard
               Los Angeles, CA  90010

     (c)  Citizenship:

               USA

     (d)  Title of Class of Securities:

               Common Stock

     (e)  CUSIP Number:

               859728107

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

               Not Applicable

     (a)  ____ Broker or Dealer registered under Section 15 of the Act

     (b)  ____ Bank as defined in section 3(a) (6) of the Act

     (c) ____ Insurance Company as defined in section 3(a) (19) of the Act

     (d) ____ Investment Company registered under section 8 of the Investment Company
                                  Act

     (e) ____ Investment Advisor registered under section 203 of the Investment Advisers
                   Act of 1940

     (f) ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                   Retirement Income Security Act of 1974 or Endowment Fund; see @240.13d-1 (b) (1) (ii)

     (g)  ____ Parent Holding Company, in accordance with @240.13d-1
(b) (ii) (G)  (Note:  See Item 7)

     (h)  ____ Group, in accordance with @240.13d-1 (b) (ii) (H)

Item 4.  Ownership
     (a)  Amount Beneficiary Owned
               Shares owned at December 31, 1995              107,854
               Right to acquire at December 31, 1995               -0-
               Total beneficially owned at December 31, 1995  107,854

     (b)  Percent of Class                                       6.3%

     (c)  Number of shares as to which such person has:
               (i)  sole power to vote or direct the vote
               (ii) shared power to vote or direct the vote   107,854
               (iii)     sole power to dispose or to direct the
disposition of
               (iv) shared power to dispose or to direct the disposition of

Item 5.   Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

Item 6.   Ownership of More than Five Percent on Behalf of Another
Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable

Item 8.   Identification and Classification of Members of the Group

     Not Applicable

Item 9.   Notice of Dissolution of Group

     Not Applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 13, 1996
                              Date

                               /S/ Timothy Behunin
                               Signature

                              Timothy Behunin, President,
                              Behunin Construction Company,
                              General_Partner, Del Rey Properties
                              Name/Title

CUSIP No.  859728107                    13G                 Page 1 of
3 Pages

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

1.   NAME OF REPORTING PERSON                     Allan E. Dalshaug
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON      ###-##-####

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP                                         (a) /  /
                                                        (b) /  /
               N/A
----------------------------------------------------------------------
----------------------------------------------------------------------
----------

3.   SEC USE ONLY

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

4.   CITIZENSHIP OF PLACE OF ORGANIZATION              Canada

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

NUMBER OF      5.   SOLE VOTING POWER             94,117
SHARES         -------------------------------------------------------
--------------------------------------------------------------
BENEFICIALLY
OWNED BY       6.   SHARED VOTING POWER           54,327
EACH           -------------------------------------------------------
--------------------------------------------------------------
REPORTING
PERSON         7.   SOLE DISPOSITIVE POWER
WITH           -------------------------------------------------------
--------------------------------------------------------------

               8.   SHARED DISPOSITIVE POWER
----------------------------------------------------------------------
----------------------------------------------------------------------
----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY
     EACH REPORTING PERSON                             148,444

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
     EXCLUDES CERTAIN SHARES                      /   /

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   8.7%

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

12.  TYPE OF REPORTING PERSON                     IN

----------------------------------------------------------------------
----------------------------------------------------------------------
----------

Item 1.
     (a)  Name of Issuer:

               Sterling West Bancorp

     (b)  Address of Issuer's Principal Executive Offices:

               3287 Wilshire Boulevard
               Los Angeles, CA  90010

Item 2.
     (a)  Name of Person Filing:

               Allan Dalshaug

     (b)  Address of Principal Business Office or, if none, residence:

               3287 Wilshire Boulevard
               Los Angeles, CA  90010

     (c)  Citizenship:

               Canada

     (d)  Title of Class of Securities:

               Common Stock

     (e)  CUSIP Number:

               859728107

Item 3. If this Statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a :

               Not Applicable

     (a)  ____ Broker or Dealer registered under Section 15 of the Act

     (b)  ____ Bank as defined in section 3(a) (6) of the Act

     (c) ____ Insurance Company as defined in section 3(a) (19) of the Act

     (d) ____ Investment Company registered under section 8 of the Investment Company
                                  Act

     (e) ____ Investment Advisor registered under section 203 of the Investment Advisers
                   Act of 1940

     (f) ____ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
                   Retirement Income Security Act of 1974 or Endowment Fund; see @240.13d-1 (b) (1) (ii)

     (g)  ____ Parent Holding Company, in accordance with @240.13d-1
(b) (ii) (G)  (Note:  See Item 7)

     (h)  ____ Group, in accordance with @240.13d-1 (b) (ii) (H)

Item 4.  Ownership
     (a)  Amount Beneficiary Owned
               Shares owned at December 31, 1995               148,444
               Right to acquire at December 31, 1995                -0-
               Total beneficially owned at December 31, 1995   148,444

     (b)  Percent of Class                                        8.7%

     (c)  Number of shares as to which such person has:
               (i)  sole power to vote or direct the vote       94,117
               (ii) shared power to vote or direct the vote     54,327
               (iii)     sole power to dispose or to direct the
disposition of
               (iv) shared power to dispose or to direct the disposition of

Item 5.   Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

Item 6.   Ownership of More than Five Percent on Behalf of Another
Person.

     Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable

Item 8.   Identification and Classification of Members of the Group

     Not Applicable

Item 9.   Notice of Dissolution of Group

     Not Applicable

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              _______________February 13, 1996___________
                                             Date

                              _______________/S/ Allan E.Dalshaug________
                                             Signature

                              _______________Allan E. Dalshaug___________
                                             Name/Title